ESCROW AGREEMENT



         This ESCROW AGREEMENT (this "Agreement"), is dated as of the 30th day of July, 2004, by and among (i) Knight Fuller, Inc., a Delaware corporation ("KFI"), and (ii) Sutter Holding Company, Inc., a Delaware corporation, as escrow agent hereunder ("Sutter", or the "Escrow Agent").

                               W I T N E S S E T H

         WHEREAS, KFI holds shares of common stock of Sutter (the "Sutter Shares") which KFI desires to distribute to its shareholders as a dividend in-kind (the "Distribution"); and

         WHEREAS, pursuant to the terms of the Voting and Registration Rights Agreement of even date herewith, by and between KFI, Sutter and Opus International, LLC (the "Voting and Registration Rights Agreement), Sutter is required to register the Sutter Shares; and

         WHEREAS, KFI desires that Sutter control the voting, registration and distribution of its common shares to KFI shareholders in order to facilitate the orderly maintenance of a market thereof and to ensure compliance with applicable securities laws; and

         WHEREAS, the parties hereto wish to enter into this Agreement on the terms and conditions set forth herein;

         NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and adequacy of which is acknowledged by each of the parties hereto, the parties hereto hereby agree as follows:

1. Escrow Agent's Appointment and Duties. KFI hereby appoints Sutter as Escrow Agent hereunder, and the Escrow Agent hereby accepts such appointment. KFI further appoints Sutter and any officer designated by Sutter as its attorney-in-fact with respect to the Escrowed Property (as hereinafter defined) and the account to be maintained pursuant to Section 2(b), with full power to open and maintain the account, authorize and issue checks, issue stock certificates, and do any and all acts necessary to fulfill Sutter's obligations hereunder. The Escrow Agent's duties hereunder are limited solely to (i) the holding of the Escrowed Property until the earlier of the Distribution or the Termination Date (as hereinafter defined), (ii) the voting of the Sutter Shares, as set forth in the Voting and Registration Rights Agreement, (iii) the giving of notices to KFI, and (iii) such other duties as are specifically set forth herein. No duties or obligations not expressly set forth herein shall be implied to the Escrow Agent.

2. Escrowed Property, Escrow Fee.

        (a) Simultaneously with the execution and delivery hereof, KFI has deposited in escrow with the Escrow Agent, 347,373 Sutter Shares (the "Deposit"). The Escrow Agent hereby acknowledges receipt of the Deposit.


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        (b) Escrow Agent will establish a separate account and deposit the
Deposit into such account. The Deposit and any interest earned thereon or dividends or distributions of any sort whatsoever received therefrom shall be referred to herein as the "Escrowed Property". The Escrowed Property will be invested solely in money market funds available for immediate withdrawal. The tax identification number used to maintain this account shall be KFI's tax identification number, and any income generated by the account shall be allocated to KFI.

        (c) The Escrow Agent may charge a one-time Escrow Fee upon successful completion of the Distribution. The Escrow Fee, if any, shall not exceed $15.00 per Beneficial Owner, and is payable only out of Escrowed Property in excess of the Deposit, in any. There shall be no recourse to KFI if the Escrowed Property is not sufficient to pay the Escrow Fee.

3. Settlement of Escrowed Property.

        (a) Settlements by Escrow Agent. The Escrow Agent shall retain possession of the Escrowed Property except as follows: (i) upon the Distribution by Escrow Agent of the Escrowed Property pro-rata to the common shareholders of KFI and the limited partners of KFI Properties, LP of record July 30, 2004, excluding Opus International, LLC (individually, a "Beneficial Owner", and collectively, the "Beneficial Owners"); (ii) upon the tenth anniversary of this Agreement (the "Termination Date") at which time any Escrowed Property not distributed to Beneficial Owners will be returned to KFI; (iii) upon receipt of a final and non-appealable order by any court of competent jurisdiction instructing the Escrow Agent to do otherwise.

        (b) Procedures for Distribution of Escrowed Property prior to Registration of the Sutter Shares. Any Beneficial Owner who is an Accredited Investor as defined under the Securities Act of 1933 may request the distribution of his pro-rata share of the Escrowed Property prior to the Distribution. Such request must be in writing to Escrow Agent, and the Escrow Agent may require the execution by the requesting Beneficial Owner of any documents it deems necessary, in its sole discretion, to comply with applicable state and federal securities laws. The requesting Beneficial Owner may be required to pay the direct cost of any legal opinion or transfer fee imposed by Sutter's transfer agent, if any. Any Sutter Shares distributed to Beneficial Owners prior to the Distribution will be unregistered securities and certain restrictions on their resale will apply. This Section 3(b) shall not apply if any action contemplated herein would constitute an offering of unregistered securities or would violate any state or federal securities laws.

        (c) Procedures for Settlement Discrepancy. KFI intends to distribute one share of Sutter for each share of KFI owned, or for each unit of KFI Properties, LP owned, by the Beneficial Owners as of July 30, 2004. If upon Distribution, the Deposit shall have been insufficient to accomplish a one-for-one distribution, as intended, then Sutter shall deposit additional shares into Escrow. If upon Distribution, there are excess Sutter Shares, they shall be returned to Sutter for cancellation. Any Escrowed Property in addition to the Sutter Shares that may have been earned prior to Distribution shall be distributed along with the Sutter Shares pro-rata to the Beneficial Owners.

        (d) Replacement of Escrow Agent.


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                (i) Resignation of Escrow Agent. The Escrow Agent may resign, at any time, and be discharged of the obligations created by this Agreement by executing and delivering to KFI notice of its resignation as Escrow Agent hereunder and specifying the date on which such resignation is intended to take effect and appointment of a successor Escrow Agent. The resignation of the Escrow Agent shall become effective only upon the acceptance of appointment by the successor Escrow Agent.

                (ii) Discharge of Escrow Agent. Upon the occurrence of any events under Section 3 (a) above, or the appointment of a successor Escrow Agent pursuant to Section 3 (c)(i) above, the Escrow Agent will be discharged of its duties as of such date.

                (iii) Successor Escrow Agent. If the Escrow Agent shall be dissolved, or if its property or affairs shall be taken under the control of any court or administrative body or agency because of insolvency or bankruptcy or for any other reason, a vacancy shall forthwith exist in the office of Escrow Agent, and within a period of thirty (30) days thereafter, a successor shall be appointed by the KFI. If no successor Escrow Agent shall have been so appointed and have accepted such appointment within such thirty (30) day period, the Escrowed Property shall return to KFI.

                (iv) Instruments in Writing. Appointments made by KFI and/or the Seller under this Section 5(b) shall be made by an instrument or instruments in writing. Copies of each instrument shall be delivered by KFI and the Seller to the predecessor Escrow Agent and to the successor Escrow Agent so appointed.

4. Governing Law; Arbitration; Jurisdiction Venue.

        (a) This Agreement will be governed by and construed under the laws of the State of Delaware without regard to principles of conflict of laws; and

        (b) Any controversy, dispute or claim arising out of or relating to this Agreement or the breach hereof that cannot be settled by mutual agreement (except for actions by any party seeking equitable, injunctive or other relief) will be finally settled by arbitration as follows: Any party who is aggrieved will deliver a notice to the other parties hereto setting forth the specific points in dispute. Any points remaining in dispute twenty (20) days after the giving of such notice will be submitted to arbitration in California, before a single arbitrator appointed in accordance with American Arbitration Association Rules, modified as expressly provided. The arbitrator may enter a default decision against any party who fails to participate in the arbitration proceedings. The decision of the arbitrator on the points in dispute will be final, unappealable, and binding, and judgment on the award may be entered in any court having jurisdiction. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in California, in connection with any action relating to this Agreement. Notwithstanding any other provision of this Agreement, the arbitrator will be authorized to apportion its fees and expenses and the reasonable attorney fees and expenses of the parties as the arbitrator deems appropriate. In the absence of any such apportionment, the fees and expenses of the arbitrator will be borne 50% by KFI, on the one hand, and 50% by Escrow Agent, on the other hand, and each such party will bear the fees and expenses of its own attorneys. The parties agree that this clause has been included to rapidly and inexpensively resolve any disputes between them


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with respect to this Agreement, and that this clause will be grounds for dismissal of any court action commenced by either party with respect to this Agreement, other than post arbitration actions seeking to enforce an arbitration award. The parties will keep confidential, and will not disclose to any person, except as may be required by law, the existence of any controversy hereunder, the referral of any such controversy to arbitration or the status or resolution thereof.

5. Notices. All notices, demands, approvals, consents, elections or other communications permitted or required to be given hereunder (the "Notices") shall be in writing and shall be deemed given (i) 3 days after being posted certified mail, return receipt requested, postage prepaid in the proper amount, or (ii) when delivered, if sent by hand delivery or by overnight courier service. Notices shall be addressed as follows:

                  (i) if to KFI, to:

                      12753 Mulholland Drive
                      Beverly Hills, CA 90210
                      Attn: Stephen Hallock


                  (ii) if to Sutter, to:

                       220 Montgomery Street, Suite 2100
                       San Francisco, CA 94104
                       Attn: Robert Dixon

or to such address as any party may from time to time specify in writing to the others. If any such Notice is given by hand delivery or overnight courier service, the person to whom such Notice is given shall, if requested, acknowledge receipt of such Notice and the date of such receipt on a copy of such notice.

6. Binding Effect. Subject to Section 5, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs executors, administrators, legal representatives, successors and assigns.

7. Nouns and Pronouns. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice-versa.

8. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original but all of which together shall be deemed to constitute one and the same document.






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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      SUTTER HOLDING COMPANY, INC.


                                      By: ____________________________________
                                          Name: Robert E. Dixon
                                          Title:Co-Chief Executive Officer


                                      KNIGHT FULLER, INC.


                                      By: ____________________________________
                                          Name:
                                          Title:



























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